                                                                      EXHIBIT 12
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (AMOUNTS IN THOUSANDS EXCEPT RATIOS)
                                  (UNAUDITED)

                                                             YEAR ENDED DECEMBER 31,
                                               ----------------------------------------------------
                                                 1997       1996       1995       1994       1993
                                               --------   --------   --------   --------   --------
Earnings:
  Income before income taxes and cumulative
     effect of changes in accounting
     principles..............................  $ 60,477   $ 82,652   $177,666   $115,755   $139,014
  Adjustments:
     Net interest expense(1).................    77,067     58,619     47,099     18,588     24,147
     Amortization of capitalized interest....     3,221      2,359      2,594      2,299      2,344
     Portion of rental expense representative
       of interest...........................     2,714      3,428      2,834      1,581      1,300
     Minority interest of majority-owned
       subsidiaries that have fixed
       charges...............................    71,438      6,584      9,864      8,298     16,751
     Undistributed income of
       less-than-50%-owned entities..........        --    (18,359)    (7,027)   (15,549)    (3,526)
                                               --------   --------   --------   --------   --------
                                               $214,917   $135,283   $233,030   $130,972   $180,030
                                               ========   ========   ========   ========   ========
Fixed Charges:
  Net interest expense(1)....................  $ 77,067   $ 58,619   $ 47,099   $ 18,588   $ 24,147
  Capitalized interest.......................    15,604     16,571     14,043     19,982      9,014
  Portion of rental expense representative of
     interest................................     2,714      3,428      2,834      1,581      1,300
                                               --------   --------   --------   --------   --------
                                               $ 95,385   $ 78,618   $ 63,976   $ 40,151   $ 34,461
                                               ========   ========   ========   ========   ========
Ratio of Earnings to Fixed Charges...........       2.3        1.7        3.6        3.3        5.2
                                               ========   ========   ========   ========   ========

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(1) Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.